Exhibit 8.2

KRAMER LEVIN NAFTALIS & FRANKEL LLP

December 18, 2012

Home Loan Servicing Solutions, Ltd.

c/o Walkers Corporate Services Limited

Walker House

87 Mary Street

George Town

Grand Cayman KY1-9005

Cayman Islands

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Home Loan Servicing Solutions, Ltd., a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form S-1, Registration No. 333-184715 (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), filed with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended, of ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”). All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement, the Prospectus and such other documents, records, and instruments as we have deemed necessary or appropriate as the basis for our opinion. In addition, in rendering our opinion we have relied upon certain information provided to us and statements of factual matters made by the Company, which we have neither investigated nor verified. We have assumed that such information and statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such information or statements will be taken. We have also assumed that all statements made “to the best knowledge of” or “beliefs” of any persons will be true, correct, and complete as if made without such qualification. Any inaccuracy in, or breach of, any of the aforementioned information, statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company as to the U.S. federal income tax consequences of the purchase, ownership, and disposition of Ordinary Shares. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, under presently applicable U.S. federal income tax law, the statements set forth in the Prospectus under the heading “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation,” to the extent they are statements of U.S. federal income tax law, constitute our opinion as to the material U.S. federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of Ordinary Shares, dividends, and treatment as a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code of 1986, as amended, for the current taxable year.

The determination of whether the Company is a “passive foreign investment company” depends on whether (i) at least 75% of the Company’s gross income for the taxable year is passive income, as set forth in Section 1297(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) the average percentage of the assets of the Company held during the taxable year which produce, or are held for the production of, passive income is a least 50%, as set forth in Section 1297(a)(2) of the Code. These tests are calculated on an annual basis, therefore, while the Company has indicated in the Prospectus that it expects to meet these tests, it cannot be definitively determined as of the date of the Registration Statement whether the Company will qualify as a PFIC.

No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the purchase, ownership, and disposition of Ordinary Shares under any non-U.S., state, or local tax law. Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus under the heading “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP